Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

May 9, 2005

Debra J. Richardson, Sr. Vice President

(515) 273-3551, drichardson@american-equity.com

John M. Matovina, Vice Chairman

(515) 273-3552, jmatovina@american-equity.com

D. J. Noble, Chairman

(515) 457-1705, dnoble@american-equity.com

American Equity Reports Annuity Sales of $675 Million in First Quarter

WEST DES MOINES, Iowa (May 9, 2005) – American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of fixed rate and index annuities, today reported 2005 first quarter net income of $12.4 million (before adjustment for the effects, if any, of FASB Staff Position No. FIN 46( R)-5)(1), of $0.32 per common share and $0.29 per diluted common share, an increase of 19% over 2004 first quarter net income of $10.4 million, or $0.28 per common share and $0.25 per diluted common share. Operating income(2) for the first quarter increased 43% to $13.3 million, or $0.35

(1) On March 3, 2005 the Financial Accounting Standards Board posted to its website FASP Staff Position No. FIN 46( R)-5 (the “FSP”), concerning implicit variable interests under FIN 46, which requires consolidation of variable interest entities.  American Equity is evaluating whether this FSP applies to its loan to American Equity Investment Service Company (“AEISC”), and if so whether to early adopt the FSP.  If the FSP is early adopted, the Company’s net income (but not its operating earnings) for the first quarter of 2005 and prior periods will be adjusted to reflect the impact of consolidation under FIN 46 of AEISC.  None of such adjustments will impact current or prior period operating earnings (see footnote 2 below).   The review by the Company’s independent auditors of the accounting entries for this consolidation may necessitate the filing of a notification under Rule 12b-25 for extension until May 15, 2005, of the due date for the first quarter report on Form 10Q.

(2) In addition to net income, American Equity has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure to evaluate its financial performance.  Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments and the impact of SFAS 133, dealing with the market value changes in derivatives.  Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, American Equity believes a measure excluding their impact is useful in analyzing operating trends.  American Equity believes the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of American Equity’s underlying results and profitability.  A reconciliation of net income to operating income is provided in the accompanying tables.  Such reconciliation does not reflects the adjustments needed, if any, under FSP No. 46( R)-5.

per common share and $0.31 per diluted common share, compared to 2004 first quarter operating income of $9.3 million, or $0.25 per common share and $0.22 per diluted common share.

ACCELERATED RECRUITING AND SALES

During the first quarter American Equity intensified its efforts to recruit new agents and build sales volume. As a result, over 2,200 new agents were recruited, bringing the company’s total field force to approximately 48,000 independent agents.  Total production for the first quarter increased 128% to $674 million (net of $1.8 million of coinsurance) compared with $295 million (net of $71.6 million of coinsurance) for the first quarter of 2004.

Commenting on first quarter sales, David J. Noble, Chairman, CEO and President of American Equity stated:  “We have a basic philosophy:  We are completely committed to building and sustaining long term relationships with our agents, marketers and policyholders.  This, coupled with our consistent leadership in the design of index annuities, has propelled us to our ranking as second in all time index annuity sales in the United States.”   The company also believes its commitment to superior service to agents and policyholders, sound product design and sales material disclosures have contributed to its strong record in market conduct.

INVESTMENT INCOME

Investment income, which is the largest component of American Equity’s revenues, was $124.8 million for the first quarter, compared to $99.4 million in the first quarter of 2004, an increase of 26%.   The weighted average yield on invested assets, of which over 99% are investment grade, was 6.22%.  American Equity earned a weighted average gross spread (aggregate yield on invested assets over the cost of money on annuities) of 2.52% on its aggregate annuity fund values, comprised of 2.90% on index annuities, 2.88% on fixed rate annuities and 0.73% on multi-year rate guaranteed products.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties.  Statements such as “guidance,” “expect,” “anticipate,” “believe,” “goal,” “objective,” “target,” “may,” “should,” “estimate,” “projects,” or similar words as well as specific projections of future results qualify as forward-looking statements.  Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission.   Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements.  There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations.  Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

CONFERENCE CALL

American Equity will hold a conference call to discuss first quarter 2005 earnings on Tuesday, May 10, 2005, at 11 a.m. CST.   The conference call will be webcast live on the Internet.  Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.  The call may also be accessed by telephone at 800-322-2803, passcode 60123844 (international callers, please dial 617-614-4925).   An audio replay will be available shortly after the call on AEL’s web site.  An audio replay will also be available via telephone through May 20, 2005 by calling 888-286-8010, passcode 23702394 (international callers will need to dial 617-801-6888).

ABOUT AMERICAN EQUITY

Founded in 1995, American Equity Investment Life Holding Company is a full -service underwriter of a broad line of annuity and insurance products, with a primary emphasis on the sale of fixed-rate and index annuities. The company has approximately 240 employees and approximately 48,000 agents selling its products in 49 states and District of Columbia.

###

American Equity Investment Life Holding Company

Operating Income

Three months ended March 31, 2005

		Adjustments		Operating
	As Reported	Realized Gains	SFAS 133	Income (a)
	(Dollars in thousands, except per share data)
Reserves:
Traditional life and accident and health insurance premiums	$3,756	$—	$—	$3,756
Annuity and single premium universal life product charges	6,262	—	—	6,262
Net investment income	125,007	—	—	125,007
Realized gains on investments	232	(232)	—	—
Change in fair value of derivatives	(35,990)	—	22,420	(13,570)
Total revenues	99,267	(232)	22,420	121,455

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	3,632	—	—	3,632
Interest credited to account balances	61,482	—	440	61,922
Change in fair value of embedded derivatives	(18,591)	—	18,591	—
Interest expense on General Agency Commission and Servicing Agreement	989	—	—	989
Interest expense on notes payable	3,546	—	—	3,546
Interest expense on subordinated debentures	3,046	—	—	3,046
Interest expense on amounts due under repurchase agreements	1,428	—	—	1,428
Amortization of deferred policy acquisition costs	16,666	—	1,821	18,487
Other operating costs and expenses	8,121	—	—	8,121
Total benefits and expenses	80,319	—	20,852	101,171

Income before income taxes	18,948	(232)	1,568	20,284
Income tax expense	6,540	(81)	549	7,008

Net income	12,408	(151)	1,019	13,276

Earnings per common share	$0.32			$0.35
Earnings per common share - assuming dilution	$0.29			$0.31

(a)           In addition to net income, we have consistently utilized operating income, operating income per common share and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance.  Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments and the impact of SFAS 133, dealing with the market value changes in derivatives.  Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact is useful in analyzing operating trends.  We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of our underlying results and profitability.

1

Net Income/Operating Income

	Three Months Ended March 31, 2005
	2005	2004
Revenues:
Traditional life and accident and health insurance premiums	$3,756	$4,386
Annuity and single premium universal life product charges	6,262	4,971
Net investment income	125,007	99,361
Realized gains on investments	232	379
Change in fair value of derivatives	(35,990)	5,815
Total revenues	99,267	114,912

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	3,632	3,075
Interest credited to account balances	61,482	85,081
Change in fair value of embedded derivatives	(18,591)	(16,376)
Interest expense on General Agency Commission and Servicing Agreement	989	814
Interest expense on notes payable	3,546	314
Interest expense on subordinated debentures	3,046	2,118
Interest expense on amounts due under repurchase
agreements and other interest expense	1,428	315
Amorization of deferred policy acquistion costs	16,666	14,966
Other operating costs and expenses	8,121	8,553
Total benefits and expenses	80,319	98,860

Income before income taxes	18,948	16,052
Income tax expense	6,540	5,615

Net income	12,408	10,437
Realized gains on investments, net of offsets	(151)	(246)
Net effect of SFAS 133	1,019	(861)

Operating income (a)	$13,276	$9,330

Earnings per common share	$0.32	$0.28
Earnings per common share - assuming dilution	$0.29	$0.25
Operating income per common share (a)	$0.35	$0.25
Operating income per common share - assuming dilution (a)	$0.31	$0.22

Weighted average common shares outstanding (in thousands):
Earnings per common share	38,372	37,912
Earnings per common share - assuming dilution	43,665	43,210